Exhibit (a)(1)(G)

Letter to Participants in Dominion Savings Plans

IMMEDIATE ATTENTION REQUIRED

Offer to Purchase for Cash

by

Dominion Resources, Inc.

of

Up to 55,000,000 Shares of its Common Stock

at a Purchase Price not greater than $92.00 nor less than $82.00 per Share

To Participants in:

Dominion Salaried Savings Plan

Dominion Hourly Savings Plan

Dominion East Ohio Gas Union Savings Plan

Dominion Transmission and Hope Union Savings Plan

Dominion East Ohio River Gas Union Savings Plan

Dominion East Ohio West Ohio Gas Division Union Savings Plan

Dominion Peoples Gas Union Savings Plan

Dominion Energy New England Union Savings Plan

Dominion Kewaunee Union Savings Plan

Our records show that, as a participant in one of the listed Savings Plans (your “Plan”), all or a portion of your individual account is invested in Dominion Resources, Inc. common stock through the Dominion Stock Fund. Please review the enclosed Offer to Purchase, dated July 10, 2007 (the “Offer to Purchase”) by Dominion Resources, Inc., a Virginia corporation (the “Company”), to purchase for cash up to 55,000,000 shares of its common stock, without par value, at a price not greater than $92.00 nor less than $82.00 per share, net to the seller in cash, without interest and less any applicable withholding taxes (the “Tender Offer”), on the terms and subject to the conditions of the Tender Offer.

As described below, you have the right to instruct Mellon Bank, N. A., (“Mellon”) as trustee of your Plan, concerning whether to tender Shares attributable to your individual account under your Plan. You will need to complete the enclosed Instruction Form and return it to ACS HR Solutions (“ACS”) in the enclosed return envelope so that it is RECEIVED by 5:00 p.m., Eastern Time, on August 2, 2007, unless the Tender Offer is extended, in which case the deadline for receipt of instructions will be three business days prior to the expiration date of the Tender Offer, if feasible. The remainder of this letter summarizes the transaction, your rights under your Plan and the procedures for completing and submitting the Instruction Form.

BACKGROUND

On the terms and subject to the conditions of the Tender Offer, the Company will determine a single per share price, not greater than $92.00 nor less than $82.00 per share, net to the seller in cash, without interest and less any applicable withholding taxes, that it will pay for shares properly tendered and not properly withdrawn in the Tender Offer, taking into account the total number of shares tendered and the prices specified by tendering stockholders. After the Tender Offer expires, the Company will look at the prices chosen by stockholders for all of the shares properly tendered. The Company will then select the lowest purchase price starting at $82.00 and increasing in increments of $0.25 up to a maximum of $92.00 that will allow it to purchase 55,000,000 shares. If fewer shares are properly tendered, the Company will select the price that will allow it to purchase all the shares that are properly tendered and not properly withdrawn. The Company will purchase all shares properly tendered before the Expiration Time (as defined in the Offer to Purchase) at or below the purchase price and not properly withdrawn at the purchase price the Company selects, net to the seller in cash, without interest and less any applicable withholding taxes, on the terms and subject to the conditions of the Tender Offer, including its proration provisions, “odd lot” provisions and conditional tender provisions. All shares acquired in the Tender Offer will be acquired at the same purchase price. The Company reserves the right, in its sole discretion, to purchase more than 55,000,000 shares in the Tender Offer, pursuant to the Tender Offer and subject to applicable law. See Sections 1 and 16 of the Offer to Purchase. The Company will return shares tendered at prices greater than the purchase price and shares not purchased because of proration provisions or conditional tenders to the tendering stockholders at the Company’s expense promptly after the Tender Offer expires. See Sections 1 and 3 of the Offer to Purchase.

If the number of shares properly tendered is less than or equal to 55,000,000 shares (or such greater number of shares as the Company may elect to purchase pursuant to the Tender Offer, subject to applicable law), the Company will, on the terms and subject to the conditions of the Tender Offer, purchase at the purchase price selected by the Company all shares so tendered.

On the terms and subject to the conditions of the Tender Offer, if at the expiration of the Tender Offer more than 55,000,000 shares (or such greater number of shares as the Company may elect to purchase, subject to applicable law) are validly tendered at or below the purchase price and not properly withdrawn, the Company will buy shares first, from all stockholders who own beneficially or of record, an aggregate of fewer than 100 shares (an “Odd Lot Holder”) who properly tender all their shares at or below the purchase price, second, on a pro rata basis from all other stockholders who properly tender shares at or below the purchase price, subject to any conditional tenders, and third, if necessary to permit the Company to purchase 55,000,000 shares (or any such greater number of shares as the Company may elect to purchase, subject to applicable law), from holders who have tendered shares at or below the purchase price subject to the condition that a specified minimum number of the holder’s shares are purchased in the Tender Offer, as described in Section 6 of the Offer to Purchase (for which the condition was not initially satisfied, and provided the holders tendered all of their shares) by random lot, to the extent feasible. See Sections 1, 3 and 6 of the Offer to Purchase.

The Tender Offer extends to the Shares held in your account in your Plan in the Dominion Stock Fund. However, the priority described above for Odd Lot Holders does not apply to Shares held in your Plan. As of June 30, 2007, the Plans had approximately 11,517,755 Shares in the Dominion Stock Fund allocated to participant accounts. Only Mellon, as trustee of the Plans, can tender these Shares in the Tender Offer. Nonetheless, as a participant under your Plan, you have the right to direct Mellon whether or not to tender some or all of the Shares attributable to your individual account in your Plan, and at what price or prices. Unless otherwise required by applicable law as explained below, Mellon will tender Shares attributable to participant accounts in accordance with participant instructions and Mellon will not tender Shares attributable to participant accounts for which it does not receive timely instructions. If you do not complete the enclosed Instruction Form and return it to ACS on a timely basis, you will be deemed to have elected not to participate in the Tender Offer and no Shares attributable to your Plan account will be tendered.

LIMITATIONS ON FOLLOWING YOUR DIRECTION

The enclosed Instruction Form allows you to specify the number of Shares attributable to your account that you wish to tender and the price or prices at which you want to tender Shares attributable to your account. As detailed below, when Mellon tenders Shares on behalf of the Plan, they may be required to tender Shares on terms different than those set forth on your Instruction Form.

The Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and the trust agreement between Dominion and Mellon prohibit the sale of Shares to Dominion for less than “adequate consideration” which is defined by ERISA for a publicly traded security as the price of the security prevailing on a national securities exchange. Mellon will determine “adequate consideration,” based on the prevailing market price of the Shares on the New York Stock Exchange (“NYSE”) on or about the date the Shares are tendered by Mellon (the “prevailing market price”). To determine the prevailing market price, Mellon will look to the closing price of the

Shares on the NYSE on the day before the Expiration Time. Accordingly, depending on the prevailing market price of the Shares on such date, Mellon may be unable to follow participant directions to tender Shares to Dominion at certain prices within the offered range. Mellon will tender or not tender Shares as follows:

•

If the prevailing market price is greater than the maximum tender price offered by Dominion ($92.00 per Share), notwithstanding your direction to tender Shares in the Tender Offer, the Shares will not be tendered.

•

If the prevailing market price is lower than the price at which you direct Shares be tendered, Mellon will follow your direction both as to the number of Shares to tender and as to the price at which such Shares are tendered.

•

If the prevailing market price is greater than the price at which you direct the Shares be tendered but within the range of $82.00 to $92.00, Mellon will follow your direction regarding the number of Shares to be tendered, but will increase the price at which such Shares are to be tendered to the lowest tender price that is not less than the prevailing market price.

•

If the prevailing market price is within the range of $82.00 to $92.00, for all shares directed to be tendered at the “ price determined pursuant to the Offer”, Mellon will tender such Shares at the lowest tender price that is not less than the prevailing market price.

Unless otherwise required by applicable law, Mellon will not tender Shares for which it has received no direction, or for which it has received a direction not to tender. Mellon makes no recommendation as to whether to direct the tender of Shares or whether to refrain from directing the tender of Shares. EACH PARTICIPANT OR BENEFICIARY MUST MAKE HIS OR HER OWN DECISION.

CONFIDENTIALITY

To assure the confidentiality of your decision, ACS and its affiliates or agents will tabulate the Instruction Forms. Neither ACS nor its affiliates or agents will make your individual direction available to Dominion.

IMPORTANT INFORMATION

In considering the Tender Offer, please note the following:

1.	The Tender Offer is not conditioned on any minimum number of shares being tendered. The Tender Offer is, however, subject to certain conditions, including the financing condition described in Section 7 of the Offer to Purchase.

2.	Your Instruction Form must be received by 5:00 p.m., Eastern Time on August 2, 2007 and the Tender Offer, withdrawal rights and proration period will expire at 5:00 p.m., Eastern Time, on August 7, 2007, unless the Company extends the Tender Offer.

3.	The Tender Offer is for 55,000,000 shares, constituting approximately 16% of the total number of outstanding shares of the Company’s common stock as of June 30, 2007.

4.	By tendering your Shares in your Plan, you will not be obligated to pay any brokerage commissions or fees to the Company, solicitation fees, or stock transfer taxes on the Company’s purchase of shares under the Tender Offer.

5.	For any Shares in the Plans that are tendered and purchased by Dominion, Dominion will pay cash to the Plan. INDIVIDUAL PARTICIPANTS IN THE PLANS WILL NOT, HOWEVER, RECEIVE ANY CASH TENDER PROCEEDS DIRECTLY. ALL SUCH PROCEEDS WILL REMAIN IN THE PLANS AND MAY BE WITHDRAWN ONLY IN ACCORDANCE WITH THE TERMS OF THE PLANS. Any Shares attributable to your account that are not purchased in the Tender Offer will remain allocated to your individual account under your Plan.

6.	The priority given to odd lot holders, as described in the Offer to Purchase, will not apply to participants in the Plans, regardless of the number of Shares held within their individual accounts. Likewise, the conditional tender of Shares, as described in the Offer to Purchase, will not apply to participants in the Plans.

PROCEDURE FOR DIRECTING THE TRUSTEE

Enclosed is an Instruction Form that must be completed and returned to ACS if you wish to tender shares held in your account in your Plan. Please note that the Instruction Form indicates the number of Shares attributable to your individual account as of June 30, 2007. However, for purposes of the final tabulation, Mellon will apply your instructions to the number of Shares attributable to your account as of August 2, 2007, three business days prior to the Expiration Time, or as of a later date if the Tender Offer is extended.

If you do not properly complete the Instruction Form or do not return it by the deadline specified, your Shares will be considered NOT TENDERED.

To properly complete your Instruction Form, you must

1.	Check one of the three boxes

If you check Box 1, none of your shares will be tendered. If you check Box 2(A) or 2(B), you must also complete the table. If you check Box 2(B), you must specify the whole number of Shares attributable to your individual account that you want to tender at one or more prices. You may direct the tender of Shares attributable to your account at different prices. To do so, you must state the whole number of Shares to be sold at each price by filling in the number of such Shares on the line immediately before the price. Leave a given line blank if you want no Shares tendered at that particular price. The total number of the Shares you provide on the Instruction Form may not exceed the number of Shares in your account in your Plan, but it may be less than 100% of those Shares. If this amount is less than 100% of the Shares, you will be deemed to have instructed Mellon NOT to tender the balance of the Shares attributable to your individual account.

If you check Box 3, you are electing to accept the “price determined pursuant to the Offer”, which will result in receiving a price per Share as low as $82.00 or as high as $92.00.

2.	Date and sign the Instruction Form in the space provided.

3.	Return the Instruction Form in the enclosed return envelope so that it is received by ACS at the address on the return envelope, ACS HR Solutions, Attn. Dominion Savings Plan, 500 Union Park, 4th Floor, Woburn, MA 01801, not later than 5:00 P.M., Eastern Time, on August 2, 2007, three business days prior to the Expiration Time, unless the Tender Offer is extended, in which case the participant deadline shall be three business days prior to the expiration date of the Tender Offer, if feasible. If you wish to return the form by overnight courier, please send it to ACS at the same address. Directions via facsimile will not be accepted.

Your direction will be deemed irrevocable unless withdrawn by 5:00 p.m., Eastern Time, on August 2, 2007, unless the Tender Offer is extended. In order to make an effective withdrawal of an Instruction Form, you must submit a new Instruction Form that may be obtained by calling ACS at 877-706-7283. Upon receipt of a new, completed and signed Instruction Form, your previous instruction will be deemed canceled. You may direct the re-tendering of any Shares attributable to your individual account by obtaining an additional Instruction Form from ACS and repeating the previous instructions for directing tender as set forth in this letter.

EFFECT OF THE TENDER OFFER ON YOUR ACCOUNT

As of 5:00 P.M. on July 31, 2007 or six days prior to the Expiration Time, if later, withdrawals, loans and distributions involving the Dominion common stock fund in your Plan account will be unavailable for a period of time. Exchanges out of the Dominion Stock Fund attributable to your Plan account will be unavailable as of 5:00 p.m., Eastern Time, on August 2, 2007 or three days prior to Expiration Time, if later. Balances in the Dominion Stock Fund will be utilized to calculate amounts eligible for loans and withdrawals throughout this restriction period.

These restrictions will apply to ALL PARTICIPANTS regardless if you elect to tender or not. Please note, these restrictions DO NOT impact your ability to purchase additional Dominion common stock in your Plan account.

If you directed Mellon to NOT tender any of the Shares attributable to your account, you did not return your Trustee Instruction Form in a timely manner or your tender instructions could not be followed, as of 9:00 a.m., Eastern Time, on August 8, 2007 or the day after the Expiration Time, if later, it is anticipated that the restrictions described above will be removed and you will again have access to all transactions normally available to the Dominion Stock Fund, subject to Plan rules.

If you directed Mellon to tender some or all of the Shares attributable to your account, on or about August 7, 2007, or the day of the Expiration Time if later, to the extent those directions can be followed as described in the LIMITATIONS ON FOLLOWING YOUR DIRECTION section above, ACS will place a restriction on the Dominion Stock Fund portion of your individual Plan account. The Dominion Stock Fund portion of your account will be frozen to all transactions out of the Dominion Stock Fund other than those related to the processing of the Tender Offer.

INVESTMENT OF PROCEEDS

For all Shares tendered on your behalf that are accepted for purchase by Dominion, ACS will process an exchange, at a price equal to the final purchase price determined by the Tender Offer, into the Stable Value Fund. ACS will invest proceeds received with respect to Shares attributable to your account in the Stable Value Fund as soon as administratively possible after receipt of proceeds. All Shares tendered on your behalf that are NOT accepted for purchase by Dominion will be released from instructions into your Dominion Stock Fund account. At that time, for all of the Shares attributable to your account, you will have access to all transactions normally available to the Dominion Stock Fund, subject to Plan rules.

ACS anticipates that the processing of participant accounts will be completed five to seven business days after receipt of these proceeds. You may call ACS toll free at 877-706-7283 (or access your account via http://www.benefitsweb.com/dominion.html) after the reinvestment is complete to learn the effect of the tender on your account or to have the proceeds from the sale of Shares which were invested in the Stable Value Fund invested in other investment options offered under the Plan.

TAX CONSIDERATIONS

While participants will not recognize any immediate tax gain or loss as a result of the Tender Offer, the tax treatment of future withdrawals or distributions from the Plans may be adversely impacted by a tender and sale of shares within the Plans. Specifically, under current federal income tax rules, if you receive from your Plan a lump sum distribution that includes Dominion shares that have increased in value while they were held by the Plan, under certain circumstances, you may have the option of deferring paying taxes on this increase in value, until you sell the shares. This is referred to as net unrealized appreciation. When the shares are sold, any gain up to the amount of the untaxed net unrealized appreciation is taxed as long-term capital gain. If shares credited to your individual Plan account are purchased by Dominion in the Tender Offer, you will no longer be able to take advantage of this tax benefit on these shares.

SHARES OUTSIDE THE PLAN

If you hold Shares outside of the Plan, you will receive, under separate cover, materials to be used to tender those Shares. Those materials may not be used to direct Mellon to tender or not tender the Shares attributable to your individual account under your Plan. Likewise, the tender of Shares attributable to your individual account under your Plan will not be effective with respect to Shares you hold outside of your Plan. The direction to tender or not tender Shares attributable to your individual account under your Plan may only be made in accordance with the procedures in this letter. Similarly, the enclosed Instruction Form may not be used to tender Shares held outside of your Plan.

FURTHER INFORMATION

If you require additional information concerning the procedure to tender Shares attributable to your individual account under your Plan, please contact ACS toll free at (877)-706-7283. If you require additional information concerning the terms and conditions of the Tender Offer, please call Georgeson Inc., the Information Agent, toll free at (888) 605-7548.

The Tender Offer is being made solely under the Offer to Purchase and is being made to all record holders of shares of the Company’s common stock. The Tender Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of shares residing in any jurisdiction in which the making of the Tender Offer or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction.

The Company’s Board of Directors has approved the making of the Tender Offer. However, none of the Company, its Board of Directors, the Dealer Managers, the Depositary, the Information Agent, Mellon or ACS makes any recommendation to participants whether to tender or refrain from tendering their shares. Participants must make their own decision as to whether to tender their shares and, if so, how many shares to tender and at what price or prices. Participants should read carefully the information set forth or incorporated by reference in the Offer to Purchase, including the Company’s reasons for making the Tender Offer. All of the Company’s directors and executive officers have advised it that they do not intend to tender any of their shares in the Tender Offer. However, some of these directors and executive officers have pre-existing 10b5-1 stock trading plans. Through these plans, these directors or executive officers may engage in sales of shares in the open market during the duration of the Tender Offer at prevailing market prices that may be higher than the purchase price to be paid to the stockholders in the Tender Offer.

Participant Name:
Number of Shares Held in Plan Account:

INSTRUCTION FORM FOR

PARTICIPANTS IN DOMINION SAVINGS PLANS

Offer to Purchase for Cash

by

Dominion Resources, Inc.

of

Up to 55,000,000 Shares of its Common Stock

at a Purchase Price not greater than $92.00 nor less than

$82.00 per Share

I acknowledge receipt of your letter and the enclosed Offer to Purchase, dated July 10, 2007 (the “Offer to Purchase”) in connection with the offer by Dominion Resources, Inc., a Virginia corporation (the “Company”), to purchase for cash up to 55,000,000 shares of its common stock, without par value, at a price not greater than $92.00 nor less than $82.00 per share, net to the seller in cash, without interest and less any applicable withholding taxes (the “Tender Offer”), on the terms and subject to the conditions of the Tender Offer. Unless the context otherwise requires, all references to the shares shall refer to the common stock of the Company.

I hereby instruct Mellon Bank, N.A. to tender to the Company the number of shares indicated below attributable to my account in the listed Plan, on the terms and subject to the conditions of the Tender Offer.

In participating in the Tender Offer to purchase for cash, I acknowledges that: (1) the Tender Offer is established voluntarily by the Company, it is discretionary in nature and it may be extended, modified, suspended or terminated by the Company as provided in the Tender Offer; (2) I am voluntarily participating in the Tender Offer; (3) the future value of the Company’s common stock is unknown and cannot be predicted with certainty; (4) I have read and understand the Tender Offer; (5) I have had the opportunity to consult my tax and financial advisors with regard to how the Tender Offer will impact my personal situation, and (6) the price at which the shares in my account are tendered may be limited under ERISA as explained in the Letter to Participants that accompanied this Instruction Form.

I AM TENDERING SHARES AS FOLLOWS (CHECK ONLY ONE BOX):

(1)	☐ I DO NOT WANT TO TENDER ANY SHARES.

(2)	SHARES TENDERED AT PRICE DETERMINED BY ME. SELECT A OR B.

A.	☐ I hereby tender 100% of the shares in my account at the price marked with an X on the table below.

OR

B.	☐ I hereby tender the number of shares that I have entered next to the price(s) below . This action could result in none of the shares being purchased if the purchase price determined by the Company for the shares is less than the prices below. IF SHARES ARE TENDERED AT MORE THAN ONE PRICE, THE TOTAL SHARES MUST NOT BE MORE THAN THE TOTAL SHARES IN YOUR ACCOUNT IN YOUR PLAN. The same shares cannot be tendered at more than one price.

PRICE (IN DOLLARS) PER SHARE AT WHICH SHARES ARE BEING TENDERED. INDICATE A NUMBER OF SHARES FOR EACH PRICE SELECTED, IF APPLICABLE.

☐ $82.00 shares	☐ $83.50 shares	☐ $85.00 shares	☐ $86.50 shares	☐ $88.00 shares	☐ $89.50 shares	☐ $91.00 shares
☐ $82.25 shares	☐ $83.75 shares	☐ $85.25 shares	☐ $86.75 shares	☐ $88.25 shares	☐ $89.75 shares	☐ $91.25 shares
☐ $82.50 shares	☐ $84.00 shares	☐ $85.50 shares	☐ $87.00 shares	☐ $88.50 shares	☐ $90.00 shares	☐ $91.50 shares
☐ $82.75 shares	☐ $84.25 shares	☐ $85.75 shares	☐ $87.25 shares	☐ $88.75 shares	☐ $90.25 shares	☐ $91.75 shares
☐ $83.00 shares	☐ $84.50 shares	☐ $86.00 shares	☐ $87.50 shares	☐ $89.00 shares	☐ $90.50 shares	☐ $92.00 shares
☐ $83.25 shares	☐ $84.75 shares	☐ $86.25 shares	☐ $87.75 shares	☐ $89.25 shares	☐ $90.75 shares

(3)	☐ SHARES TENDERED AT PRICE DETERMINED PURSUANT TO THE OFFER Number of Shares to be Tendered

I hereby tender the number of shares stated above at the purchase price, as the same shall be determined by the Company in accordance with the terms of the Tender Offer. For purposes of determining the purchase price, those shares that are tendered by my agreeing to accept the purchase price determined in the Tender Offer will be deemed to be tendered at the minimum price of $82.00.

I want to maximize the chance of having the Company purchase all of the shares I am tendering (subject to the possibility of proration). Accordingly, by checking this box instead of using the prices above, I hereby tender shares at, and am willing to accept, the purchase price determined by the Company in accordance with the terms of the Tender Offer. THIS ACTION COULD LOWER THE PURCHASE PRICE AND COULD RESULT IN RECEIVING THE MINIMUM PRICE OF $82.00 PER SHARE.

IF THE SHARES UNDER OPTION (2)(B) ADD UP TO MORE THAN THE SHARES IN YOUR ACCOUNT IN YOUR PLAN, OR IF NO BOX IS CHECKED, THERE IS NO PROPER TENDER OF SHARES.

Signature:	Dated:
Name: (Please Type or Print)

Taxpayer Identification or Social Security Number:

Please return the completed Instruction Form to:

ACS HR Solutions

Attn: Dominion Savings Plan

500 Union Park, 4th Floor

Woburn, MA 01801